EXHIBIT 4.10

Description of the Company’s Securities

The following description of our common stock and the provisions of our Certificate of Incorporation, as amended, and Bylaws, as amended, are summaries of material terms and provisions and are qualified by reference to our Certificate of Incorporation, as amended, and the Bylaws, as amended, copies of which have been filed with the Securities and Exchange Commission as exhibits to Registrant’s Form 10K for the year ended June 30, 2026.

Our authorized capital stock consists of 100,000,000 shares of common stock.

The Company is authorized to issue one class of common stock.  Holders of common stock are entitled to one vote for each share of common stock held of record for the election of directors and on all matters submitted to a vote of stockholders.  Holders of common stock do not have cumulative voting rights in the election of directors.  Holders of common stock are entitled to receive dividends ratably, if any, as may be declared by our board of directors out of legally available funds.  The Board of Directors is divided into three classes (which are as nearly equal in number as possible).  Each class is elected for a term of office expiring at the third succeeding annual meeting of stockholders after their respective elections.  Upon our dissolution, liquidation or winding up, holders of common stock are entitled to share ratably in our net assets legally available after the payment of all our debts and other liabilities.  Holders of common stock have no preemptive, subscription, redemption or conversion rights.  There are no sinking fund provisions applicable to the common stock.  The outstanding shares of common stock are fully paid and non-assessable.  A majority of total votes of the holders of common stock is generally required to take action under our Certificate of Incorporation, as amended, and By-laws, as amended.

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